Exhibit 99.1

Nightfood Holdings, Inc. (NGTF) Signs Letter of Intent to Acquire Skytech Automated Solutions Inc. to Expand AI-Powered Robotics Portfolio

TARRYTOWN, N.Y., March 3, 2025 (GLOBE NEWSWIRE) — via IBN – Nightfood Holdings, Inc. (OTCQB: NGTF), a pioneering force in in AI-powered automation solutions for the hospitality industry, is thrilled to announce the signing of a Letter of Intent (LOI) to acquire Skytech Automated Solutions Inc., a Delaware-based innovator in robotic automation and smart service technologies.

This acquisition marks a pivotal milestone in Nightfood’s aggressive expansion strategy, reinforcing its leadership in the booming Robot-as-a-Service (RaaS) sector. By integrating Skytech’s cutting-edge technology into its portfolio, Nightfood is positioning itself to scale automation solutions across the hospitality landscape, fueling operational efficiencies, cost savings, and enhanced service capabilities.

Strategic Synergy and Deal Terms

Under the terms of the LOI, Nightfood Holdings will acquire 100% of Skytech’s equity interests in a deal valued at approximately $6.2 million, structured as follows:

●	$1.2 million in Series C Preferred Stock, issued at closing.

●	Up to $5.0 million in performance-based earnout payments, contingent upon Skytech achieving progressive revenue milestones earnout payments tied to revenue targets of $5M, $10M, $25M and $50M. issued in Series C Preferred Shares convertible into Nightfood common stock based on a 30-day volume-weighted average price (VWAP) mechanism.

This performance-driven deal structure ensures that shareholder value is maximized, rewarding growth and reinforcing Nightfood’s disciplined approach to M&A.

Scaling AI-Powered Automation in Hospitality

Skytech brings a proven track record in hospitality automation, with its management teams unique background and experience of managing over 130 hotels, as well as developing more than 50 properties. The team possesses deep expertise in hotel operations, smart automation, and robotic deployment strategies, enabling more efficient resource allocation and cost reduction for hospitality providers.

“With this acquisition, we are executing our vision of embedding AI-powered robotics into high-demand hospitality applications,” said Jamie Steigerwald, Chairman of Nightfood Holdings. “Skytech’s innovative technology aligns perfectly with our growth strategy, allowing us to scale automation services across hotels, food service , and senior care communities. Our mission remains clear: build long-term shareholder value while solidifying our leadership in AI-driven automation.”

Fueling Nightfood’s Multi-Million Dollar Expansion Plan

This acquisition is the latest step in Nightfood’s ambitious $40 million acquisition roadmap, designed to accelerate revenue growth and expand market leadership. The Company has already completed the acquisition of Future Hospitality Ventures and expects to finalize the pending SWC Group Inc acquisition by Q2 2025.

“The addition Skytech marks another critical milestone in o executing our acquisition roadmap,” said Sonny Wang, CEO of Nightfood Holdings. “We are strategically integrating complementary technologies and revenue streams to enhance our leadership position in AI-driven automation. This move does not only strengthen our market positioning but creates exciting long-term value for our shareholders.”

Next Steps: Advancing Toward a Definitive Agreement

Nightfood Holdings will now enter a 30-day due diligence period, during which it will evaluate Skytech’s financials, contracts, intellectual property, and operational synergies. A definitive agreement is expected to be finalized in Q2 2025, pending to customary closing conditions.

Investors can expect further strategic expansion announcements in the coming months, as Nightfood continues to drive its AI-powered automation strategy forward.

About Nightfood Holdings, Inc. (OTCQB: NGTF)

Nightfood Holdings, Inc. is an acquisition and development company focused on technology-driven hospitality solutions, in AI-powered automation and robotics for the hotel and food service industries. Through strategic acquisitions, Nightfood is establishing itself as a leader in Robot-as-a-Service(RaaS), helping businesses streamline operations, enhance efficiency, and maximize asset value across both customer-facing and back-end applications.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and Nightfood Holdings’ expected performance. These statements are subject to risks and uncertainties, and actual results may differ materially from expectations. Investors are encouraged to review the company’s SEC filings for additional information.

For more information on Nightfood Holdings, Inc. (OTCQB: NGTF), please visit www.nightfoodholdings.com.

Investor & Media Contacts

Investor Relations Contact:

Nightfood Holdings, Inc.
Email: ir@nightfoodholdings.com

Media Relations Contact:

Email: media@nightfoodholdings.com
Phone: (866) 261-7778